EXECUTION COPY

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 22, 2005

by and among

INSTINET GROUP INCORPORATED,

THE NASDAQ STOCK MARKET, INC.

AND

NORWAY ACQUISITION CORP.

-i-

-ii-

SCHEDULES

Buyer Disclosure Schedule

Company Disclosure Schedule

EXHIBITS

Exhibit A	–	VAB Transaction Agreement
Exhibit B	–	LJR Sale Agreement

-iii-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 22, 2005 by and among The Nasdaq Stock Market, Inc., a Delaware corporation (“Buyer”), Norway Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and Instinet Group Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Buyer and the Company desire that Buyer combine its businesses with the businesses operated by the Company through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding at the Effective Time, other than the shares of Company Common Stock owned by Buyer, Merger Sub or the Company (or any of their respective direct or indirect wholly owned Subsidiaries) and other than the Appraisal Shares, will be converted into the right to receive the Merger Consideration, all as more fully provided in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer and a Company Stockholder are entering into a Support Agreement, of even date herewith, in respect of shares of Company Common Stock beneficially owned by such stockholder (the “Support Agreement”); and

WHEREAS, the board of directors (the “Company Board”) of the Company and the board of directors of each of Buyer and Merger Sub have determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, concurrently with the execution of this Agreement, Buyer is agreeing to sell and assign on the Closing Date certain assets and liabilities of the Company pursuant to a transaction agreement (the “VAB Transaction Agreement”), dated the date hereof, by and among Buyer, Merger Sub, and Iceland Acquisition Corp., a Delaware corporation (“VAB Acquisition Sub”), a copy of which is attached as Exhibit A hereto; and

WHEREAS, Buyer, Merger Sub and the Company desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

“Accrued Commissions” shall be as defined in Section 6.7(a)(v).

“Acquisition Proposal” shall be as defined in Section 6.11(g)(i).

“Action” shall be as defined in Section 6.9(a).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall be as defined in the preamble of this Agreement.

“Antitrust Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect or monopolization or restraint of trade, or the lessening of competition through merger or acquisition, specifically including, but not limited to, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, and the Federal Trade Commission Act of 1914, as amended.

“Applicable Authority” shall mean the Persons set forth on Schedule 1.1 of the Company Disclosure Schedule.

“Applicable Laws” shall mean any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances and regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances and regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Appraisal Shares” shall be as defined in Section 3.1(d).

“Assignee” shall be as defined in Section 9.4.

“Authority” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company or any of the Company Subsidiaries or any of their respective properties or assets.

“Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Benefits Continuation Period” shall be as defined in Section 6.7(a)(i).

“Burdensome Condition” shall be as defined in Section 6.4(h).

“Business” shall mean the business of the ECN Entities as presently conducted.

“Business Day” shall mean any day except Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required to close by law.

“Buyer” shall be as defined in the Preamble.

“Buyer Benefit Plans” shall be as defined in Section 6.7(b).

“Buyer Disclosure Schedule” shall mean the schedules of Buyer attached hereto. Disclosure of any matter, fact or circumstance in any Section of the Buyer Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Buyer Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that has a materially adverse effect on the ability of Buyer or Merger Sub to perform its obligations hereunder or consummate the Transactions or that would materially delay or prevent the Closing.

“Certificate” shall be as defined in Section 3.1(b).

“Certificate of Merger” shall be as defined in Section 2.2.

“Change in the Company Board Recommendation” shall be as defined in Section 6.11(d).

“Closing” shall be as defined in Section 2.2.

“Closing Date” shall be as defined in Section 2.2.

“Closing Transaction Liabilities” shall be as defined in Section 3.4(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission Employees” shall be as defined in Section 6.7(a)(v).

“Company” shall be as defined in the Preamble.

“Company Acquisition Agreement” shall be as defined in Section 6.11(d).

“Company ATS” shall mean Inet ATS, Inc.

“Company Benefit Plans” shall mean any Benefit Plan maintained or contributed to by the Company or any Company Subsidiary, but excluding any Employment Agreements. For the avoidance of doubt, Company Benefit Plans do not include Reuters Plans.

“Company Board” shall be as defined in the Recitals.

“Company Board Recommendation” shall be as defined in Section 4.20.

“Company Broker-Dealer Subsidiaries” shall mean the entities listed on Section 4.9(c) of the Company Disclosure Schedule.

“Company Bylaws” shall be as defined in Section 6.10(a).

“Company Certificate” shall be as defined in Section 6.10(a).

“Company Common Stock” shall be as defined in the Recitals.

“Company Disclosure Schedule” shall mean the schedules of the Company attached hereto. Disclosure of any matter, fact or circumstance in any Section of the Company Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Company Employee” shall mean any individual employed by the Company or any Company Subsidiary as of the time in question, whether actively at work or on approved leave of absence.

“Company Intellectual Property” shall mean any Intellectual Property presently owned or held by the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that is materially adverse to the business, results of operations, or financial condition of (a) the ECN Entities, taken as a whole, or (b) the VAB Subsidiaries, taken as a whole, other than, in the case of clauses (a) and (b), any event, occurrence, fact, condition, change, or effect arising out of or relating to (1) any changes in general economic or political conditions in the United States or any country or region in which the ECN Entities or the VAB Subsidiaries operate, as the case may be, provided that such changes do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (2) any events, circumstances, changes or effects that affect generally the industries in which the ECN Entities or the VAB Subsidiaries, as the case may be, operate provided that such events, circumstances, changes or effects do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (3) any changes in any Applicable Laws, provided that such changes do not have a materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; (4) any outbreak or escalation of hostilities or war or any act of terrorism to the extent such outbreak or escalation does not have materially disproportionate effect on, in the case of the ECN Entities, the Business relative to other entities operating businesses similar to the Business and, in the case of the VAB Subsidiaries, the VAB Business relative to other entities operating businesses similar to the VAB Business; or (5) the announcement or consummation of this Agreement or the Transactions.

“Company Option” shall be as defined in Section 3.3(a).

“Company Rights” shall be as defined in Section 3.1(b).

“Company Rights Plan” shall be as defined in Section 3.1(b).

“Company SEC Reports” shall mean all of the reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company filed with the SEC since December 31, 2002.

“Company Stockholders” shall be as defined in Section 6.10(a).

“Company Stockholders Meeting” shall be as defined in Section 6.10(a).

“Company Subsidiary” shall be as defined in Section 4.3.

“Company’s Knowledge” shall mean the actual knowledge of the individuals listed in Section 1 of the Company Disclosure Schedule, based on such reasonable inquiry as is consistent with their respective position (which inquiry shall include an inquiry of such individuals’ direct reports).

“Compensation Committee” shall be as defined in Section 6.7(a)(ii).

“Confidentiality Agreement” shall mean, in the case of Buyer, the Confidentiality Agreement, dated as of November 22, 2004, by and between the Company and Buyer and, in the case of SLP, the Confidentiality Agreement, dated as of December 8, 2004, by and among the Company, Buyer and SLP.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, contract, instrument, license or other agreement.

“Control” shall mean the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise).

“Covered Proposal” shall be as defined in Section 8.6(a)(i).

“Delaware Secretary of State” shall be as defined in Section 2.2.

“DGCL” shall be as defined in Section 2.1.

“ECN Entities” shall mean Inet Holding Company Inc., a Delaware corporation, and each of its Subsidiaries.

“Effective Time” shall be as defined in Section 2.2.

“Eligible Company Employee” shall be as defined in Section 6.7(a)(iii) and (iv), as applicable.

“Employment Agreement” shall mean a contract, offer letter, severance commitment letter or agreement of the Company or any Company Subsidiary with or addressed to any Company Employee or pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services of a Company Employee.

“Entity Financial Statement” shall be as defined in Section 4.5(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall be as defined in Section 3.2(a).

“Financial Statements” shall be as defined in Section 4.5(a).

“GAAP” shall mean United States generally accepted accounting principles.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean with respect to any Person any indebtedness for borrowed money.

“Indemnified Person” shall be as defined in Section 6.9(b).

“Intellectual Property” shall mean (a) trademarks, service marks, trade names, designs, logos, slogans, Internet domain names, key words and other indicia of source or origin, and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing; (b) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); (c) copyrights and other works of authorship (including any registrations and applications for any of the foregoing); (d) software; data, databases and other collections of data; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (e) other similar proprietary rights.

“Judgments” shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

“LJR” shall mean Lynch, Jones & Ryan, Inc., a Delaware corporation.

“LJR Dividend” shall be as defined in Section 6.2(d).

“LJR Sale” shall mean the disposition of LJR as contemplated in the LJR Sale Agreement.

“LJR Sale Agreement” shall mean either (a) the purchase and sale agreement, dated as of April 22, 2005, by and between the Company and The Bank of New York, or (b) another agreement for the sale or other disposition of the capital stock of LJR, whether by merger, spin-off, sale or other extraordinary transaction, at a no less favorable price and on no less favorable terms to the Company and the Company Subsidiaries with respect to the obligations of the Company after the closing thereunder than those provided for in such purchase and sale agreement described in clause (a) above.

“Material Contracts” shall be as defined in Section 4.13(a).

“Merger” shall be as defined in the Recitals.

“Merger Consideration” shall be as defined in Section 3.1(b).

“Merger Sub” shall be as defined in the Preamble.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA.

“Multiple Employer Plan” shall mean a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New Savings Plan” shall be as defined in Section 6.7(c).

“Paying Agent” shall be as defined in Section 3.2(a).

“Performance Plan” shall be as defined in Section 6.7(e).

“Permits” shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Applicable Law.

“Permitted Liens” shall mean (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith; (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by Applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (c) Liens disclosed on the consolidated balance sheet of the Company as of December 31, 2004 or notes thereto or securing liabilities reflected on the consolidated balance sheet of the Company as of December 31, 2004; and (d) other immaterial Liens incurred in the ordinary course of business which do not, individually or in the aggregate, materially impair use of the related asset as presently used in the business of the Company and the Company Subsidiaries.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Proxy Statement” shall be as defined in Section 6.10(b).

“Required Buyer Regulatory Approvals” shall be as defined in Section 5.3(b).

“Required Company Regulatory Approvals” shall be as defined in Section 4.6(b).

“Required Regulatory Approvals” shall be as defined in Section 5.3(b).

“Reuters” shall mean Reuters Group plc.

“Reuters Plans” shall be as defined in Section 4.12(b).

“SEC” shall mean the Securities and Exchange Commission.

“Section 262” shall be as defined in Section 3.1(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Self-Regulatory Organization” shall mean the NASD, any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Severance Benefits” shall mean any and all liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation, and similar obligations, relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, a Company Benefit Plan, Applicable Laws, or otherwise.

“Shares” shall be as defined in Section 3.1(b).

“SLP” shall mean Silver Lake Management Company, L.L.C.

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Superior Proposal” shall be as defined in Section 6.11(g)(ii).

“Support Agreement” shall be as defined in the Recitals.

“Surviving Corporation” shall be as defined in Section 2.1.

“Systems” shall mean all computer hardware, software and information systems used in or necessary for the operation of, in the case of the ECN Entities, the Business and, in the case of the VAB Subsidiaries, the VAB Business.

“Tax” shall mean all taxes imposed by or payable to any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

“Tax Authority” shall mean any Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” shall mean any report, return, document, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis) (collectively, “returns”), amended returns and claims for refund.

“Termination Date” shall mean the date which is the first anniversary of the date of this Agreement.

“Termination Fee” shall be as defined in Section 8.6(a).

“Transaction Liabilities” shall mean the (a) liabilities, if any, of the Company and its controlled Affiliates for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors incurred in connection with the transactions contemplated by this Agreement or any transactions considered by the Company or any Company Subsidiary as alternatives to the Merger, including the LJR Sale, that arise from or relate to arrangements, agreements or commitments entered into or made by the Company or its controlled Affiliates prior to the Effective Time and (b) liabilities, if any, of the Company and its Subsidiaries arising from or relating to any Actions brought by any Person or Authority relating to the Transactions to which the Company is a party.

“Transactions” shall mean this Agreement, the transactions contemplated by this Agreement (including the Merger) and the VAB Purchase (assuming that the VAB Purchase is consummated immediately after the Merger), and the transactions contemplated by the VAB Transaction Agreement which are set forth on Section 1.3 of the Company Disclosure Schedule.

“2005 Annual Bonus” shall be as defined in Section 6.7(a)(ii).

“2005 Annual Bonus Amount” shall be as defined in Section 6.7(a)(ii).

“2006 Annual Bonus” shall be as defined in Section 6.7(a)(ii).

“2006 Annual Bonus Amount” shall be as defined in Section 6.7(a)(ii).

“VAB Acquisition Sub” shall be as defined in the Recitals.

“VAB Business” shall mean the business of the VAB Subsidiaries as presently conducted.

“VAB Corporate Subsidiaries” shall be as defined in Section 4.11(f).

“VAB Employee” shall be as defined in Section 6.7(a)(iii).

“VAB Purchase” shall mean the purchase by SLP or one of its Affiliates from Buyer of all of the assets of the Company except for its equity interests in ECN Holdings.

“VAB Subsidiaries” shall mean each direct and indirect Subsidiary of the Company, other than the ECN Entities and LJR.

“VAB Transaction Agreement” shall be as defined in the Recitals.

“Welfare Benefits” shall be as defined in Section 6.7(b).

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Buyer under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Closing; Effective Time. A closing (the “Closing”) shall be held at 9:00 a.m. at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, on the first Business Day of the month following the month in which all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Buyer and the Company may agree (such date, the “Closing Date”). As promptly as possible on the

Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Buyer and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time, (a) the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Certificate of Incorporation, and (b) Merger Sub’s Bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws; in each case, until amended in accordance with the DGCL.

Section 2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

ARTICLE 3

CONVERSION OF SECURITIES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub or the Company or their respective stockholders:

(a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Subject to the other provisions of this Article 3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock owned by Buyer, Merger Sub or the Company or any of their respective wholly owned Subsidiaries, which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto and, subject to Section 3.1(d), any shares of Company Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), as provided in Section 3.1(d)), together with the rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of May 15, 2001, between the Company and Mellon Investor Services LLC, as rights agent, as amended (together, the “Company Rights Plan”) shall be converted into and represent the right to receive an amount in cash equal to the Merger Consideration, without interest. For purposes of this Agreement, “Merger Consideration” shall mean the quotient (to the nearest ten-thousandth) obtained by dividing (i) the sum of (u) $1,878,000,000 plus (v) the aggregate exercise price of all Company Options which both have an exercise price of less than the Merger Consideration (excluding from the calculation of Merger Consideration this clause (v) and clause (z) below for purposes of determining which Company Options have an exercise price that is less than the Merger Consideration) and are outstanding and vested immediately prior to the Effective Time, minus (w) 50% of the excess (such amount not to exceed $2,500,000), if any, of the Closing Transaction Liabilities over $19,400,000, minus (x) the LJR Dividend, if any, divided by (ii) the sum of (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock owned by Buyer, Merger Sub or the Company or any of their respective wholly owned Subsidiaries), plus (z) the number of shares of Company Common Stock issuable upon the exercise of Company Options which both have an exercise price of less than the Merger Consideration (excluding from the calculation of Merger Consideration clause (v) above and this clause (z) for purposes of determining which Company Options have an exercise price that is less than the Merger Consideration) and are outstanding and vested immediately prior to the Effective Time. At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) (the “Shares”) shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Each share of Company capital stock held in the treasury of the Company automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b) without interest. The Company shall give notice to Buyer as promptly as reasonably practicable of any demands for appraisal of any shares of Company Common Stock, and Buyer shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the

Company shall not, without the prior written consent of Buyer and VAB Acquisition Sub, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. A portion of the funds delivered to the Paying Agent pursuant to Section 3.2(a) that are not distributed to holders of shares of Company Common Stock pursuant to this Article 3 because the holders thereof properly exercised and perfected their dissenters’ rights with respect thereto under the DGCL may be paid to the holders of Appraisal Shares upon written instruction from Buyer to the Paying Agent.

Section 3.2 Surrender and Payment. (a) Paying Agent; Exchange Fund. Prior to the Effective Time, for the benefit of the Company Stockholders, Buyer shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company that is reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article 3 from time to time after the Effective Time (the “Paying Agent”). Promptly after the Effective Time, but in no event later than the next Business Day after the Closing Date, Buyer shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 3.1(b) (assuming no Appraisal Shares) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investment shall be the property of, and shall be paid to, Buyer. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Company Stockholders one year after the date of the mailing required by Section 3.2(b) shall be delivered to Buyer, upon demand by Buyer, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Buyer for payment of any claim to the Merger Consideration. If any Certificates shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Authority, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(b) Exchange Procedure. As promptly as reasonably practicable after the Effective Time, the Paying Agent shall and Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Company Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Merger Consideration.

(c) Stock Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article 3.

(d) No Liability. To the fullest extent permitted by law, none of Buyer, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article 3 in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

(g) Withholding Rights. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Company Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation, Buyer or the Paying Agent, as the case may be.

Section 3.3 Treatment of Stock Options. (a) At the Effective Time, each option to purchase a share of Company Common Stock (a “Company Option”), granted under the Company stock option plans in effect on the date of this Agreement, or otherwise, that is outstanding immediately prior to the Effective Time shall become immediately vested, and shall be converted into the right to receive, from Buyer or the Surviving Corporation, as soon as practicable following the Effective Time (and in any event, no later than 10 days following the Effective Time), an amount in cash (less any applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Company Common Stock subject to such Company Option and (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(b) Subject to Section 3.3(a), the Company shall take any actions reasonably requested by Buyer to effectuate the vesting and termination of the Company Options, it being understood that the intention of the parties is that following the Effective Time no holder of a Company Option or any participant in any Company Benefit Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or VAB Acquisition Sub. Prior to the Effective Time, the Company shall deliver to the holders of Company Options appropriate notices, in form and substance reasonably acceptable to Buyer, setting forth such holders’ rights pursuant to this Agreement.

Section 3.4 Determination of the Transaction Liabilities. The Company shall deliver to Buyer and VAB Acquisition Sub, within two Business Days prior to the Closing, a statement (the “Transaction Liabilities Statement”) setting forth its good faith estimate of (a) each unpaid Transaction Liability as of the Closing Date, and (b) each Transaction Liability that has been paid prior to the Closing Date (the Transaction Liabilities contemplated by clauses (a) and (b), collectively, the “Closing Transaction Liabilities”). The Company shall (a) provide Buyer and VAB Acquisition Sub with supporting documentation evidencing the payment of each Transaction Liability listed on the Transactions Liabilities Statement as being paid and (b) at Buyer’s request, use reasonable best efforts to obtain certificates from any such service providers verifying any outstanding amounts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule and other than with respect to LJR or the LJR Sale or any matters relating thereto (except as provided for in Section 4.28), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2 Authorization and Validity of Agreement. The Company has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and, subject to the approval of this Agreement by the Company Stockholders, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of the Company, subject to the adoption of this Agreement by the Company Stockholders and no other action on the part of the Company is necessary for the authorization, execution, delivery or performance by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 4.3 Subsidiaries. Each Subsidiary of the Company is listed on Section 4.3 of the Company Disclosure Schedule (a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and each Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by such Company Subsidiary makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, or (ii) options or other rights to acquire from any Company Subsidiary, or other obligations of any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary. The capital stock or equity interests of any Company Subsidiary are not subject to preemptive or similar rights. Section 4.3 of the Company Disclosure Schedule sets forth, for each Company Subsidiary, (A) the authorized capital stock, (B) the number of issued and outstanding shares of capital stock or other equity interests and (C) the holders of such capital stock or equity interests and the amounts held by such holders. Section 4.3 of the Company Disclosure Schedule sets forth any capital stock or other equity interests of any other Person owned by the Company or any Company Subsidiary (other than in connection with the ordinary course of operation of its brokerage business).

Section 4.4 Capitalization. (a) The authorized capital stock of the Company consists of (i) 950,000,000 shares of Company Common Stock, of which, as of March 31, 2005, 338,510,768 were issued and outstanding and 6,510,925 were performance shares, and (ii) 200,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding or reserved for issuance under any agreement, arrangement or understanding.

(b) Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. Other than as set forth in Section 4.4(a) of this Agreement or in Section 4.4(b) of the Company Disclosure Schedule, and except for 31,767,033 Company Options and 6,510,925 performance shares as of March 31, 2005, there are no (i) outstanding shares of Company capital stock or Company voting securities, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the securities of the Company.

Section 4.5 Financial Statements. (a) The Company has delivered to Buyer the audited financial statements as set forth on Section 4.5(a) of the Company Disclosure Schedule (each, together with the notes thereto, an “Entity Financial Statement,” and, collectively, the “Financial Statements”).

(b) Each Entity Financial Statement is based on the books and records of the entity to which it relates, and fairly presents in all material respects the financial condition and results of operations and cash flows of the entity to which it relates, in accordance with GAAP, as of the respective dates and for the respective periods indicated therein.

Section 4.6 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement and the VAB Transaction Agreement by the Company (and in the case of the VAB Transaction Agreement, as if the Company were Merger Sub thereunder) and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Company Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or a Company Subsidiary under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws or other similar organizational documents of the Company or any Company Subsidiary, (ii) any Applicable Laws, or (iii) any Material Contract, other than, in the case of clause (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not prevent the consummation of the Transactions.

(b) Except for (i) filings by the Company required by the HSR Act and (ii) the filings with and receipt of approvals from the Authorities listed on Section 4.6(b) of the Company Disclosure Schedule (such filings and approvals, the “Required Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement and the VAB Transaction Agreement by the Company (and in the case of the VAB Transaction

Agreement, as if the Company were Merger Sub thereunder) or the consummation by the Company, the Surviving Corporation or any Company Subsidiary, as the case may be, of the Merger or the VAB Purchase, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent the Company from performing its obligations under this Agreement or the VAB Transaction Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Buyer, Merger Sub, VAB Acquisition Sub or their respective Affiliates.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2004, (i) no event or change has occurred which, individually or in the aggregate, has had or is highly likely to have a Company Material Adverse Effect or which would materially delay or prevent the Company from consummating the Transactions, and (ii) the Company and each Company Subsidiary have, in all material respects, carried on their business in the ordinary course consistent with past practice, except as otherwise contemplated or permitted by this Agreement. From December 31, 2004 through the date hereof, the Company has not (a) declared, set aside or paid any dividends on or made any other distributions in respect of any of its capital stock, (b) purchased, redeemed or acquired any shares of its capital stock, except upon the exercise of Company Options or the vesting of performance share awards in accordance with their present terms, or (c) together with the Company Subsidiaries, made capital expenditures in excess of $10,000,000 in the aggregate.

Section 4.8 Legal Proceedings. There is no Action pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any Company Subsidiary or any of their respective properties before any Authority which is, individually or in the aggregate, material to either the Business (with respect to Actions relating to the Business) or the VAB Business (with respect to Actions relating to the VAB Business). There is no Judgment currently outstanding against the Company or any Company Subsidiary, or by which the property or business of the Company or any Company Subsidiary is or was involved or affected.

Section 4.9 Compliance with Applicable Laws and Permits; Regulatory Registrations and Memberships. (a) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to such compliance, Permits and filings relating to the Business) or the VAB Business (with respect to such compliance, Permits and filings relating to the VAB Business), since January 1, 2002, (i) the Company and the Company Subsidiaries are in compliance with all Applicable Laws and material Permits, (ii) all Permits currently used by the Company or the Company Subsidiaries are in full force and effect, and (iii) the Company and the Company Subsidiaries have, to the extent required, made all filings necessary to request the timely renewal or issuance of all Permits prior to the Closing for the Company or the Company Subsidiaries to own, operate and maintain their assets and to conduct their businesses as they are currently being conducted. The Company and the Company Subsidiaries have, since January 1, 2002, filed all registrations, reports, notices, forms or other filings required by any Authority, except where failure to do is not, and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to matters applicable thereto) or the VAB Business (with respect to matters applicable thereto). As of their respective dates, all such registrations, reports, notices, forms or other filings complied with all Applicable Laws in all material respects.

(b) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to either the Business (with respect to matters applicable thereto) or the VAB Business (with respect to matters applicable thereto), none of the Company, the Company Subsidiaries or, to the Company’s Knowledge, their respective directors, officers, managers, employees or other agents or representatives:

(i) since January 1, 2002, has received any written notification or communication from any Authority (A) asserting that any such Person is not in compliance in all material respects with any material Applicable Law, or has otherwise engaged in any unlawful business practice, (B) threatening to suspend, modify the terms of or revoke any such Person’s material Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (C) requiring any such Person to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), (D) restricting or disqualifying such Person’s activities (except for restrictions generally imposed by (1) any rule, regulation or administrative policy on brokers or dealers generally or (2) a Self-Regulatory Organization), or (E) that such Person is the subject of any Action;

(ii) is aware of any pending or threatened Action by any Authority against the Company, any Company Subsidiary, or, to the Company’s Knowledge, any manager, officer, director, employee, agent or representative thereof;

(iii) since January 1, 2002, has been nor currently is, nor is any Affiliate thereof, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, “electronic communications network” (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), “alternative trading system” (as defined in Rule 300 of Regulation ATS under the Exchange Act), municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to the Company’s Knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such censure, limitation, suspension or revocation;

(iv) since January 1, 2002, has been nor currently is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, clearing agency, municipal securities dealer, government securities dealer, futures commission merchant or exchange or transfer agent under any Applicable Law and is not so registered;

(v) since January 1, 2002, has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the SEC, the securities commission of any state or foreign jurisdiction or any Authority and is duly registered, licensed or qualified as such where required and such registrations are in full force and effect; or

(vi) since January 1, 2002, has been the subject of any written customer complaint involving an amount exceeding, individually, $500,000.

(c) The Company Broker-Dealer Subsidiaries are registered with the SEC as broker-dealers under Section 15(b) of the Exchange Act and in good standing with the NASD or other applicable Self-Regulatory Organization. Section 4.9(c) of the Company Disclosure Schedule sets forth the jurisdictions in which each Company Broker-Dealer Subsidiary is registered as a broker-dealer. Other than the Company Broker-Dealer Subsidiaries, neither the Company nor any Company Subsidiary is required to be registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act.

(d) Section 4.9(d) of the Company Disclosure Schedule lists all of the Self-Regulatory Organizations of which the Company or any Company Subsidiary is a member.

(e) Each of the Company Broker-Dealer Subsidiaries is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to customers. Other than the Company Broker-Dealer Subsidiaries, none of the Company or the Company Subsidiaries has or does extend or arrange credit for any customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(f) Company ATS has received a “no action” letter from the Division of Market Regulation of the SEC confirming, based on the facts set forth in such letter, that the electronic communications network operated by Company ATS is an “electronic communications network” as defined under the Exchange Act and that the Division of Market Regulation will treat the participants in such electronic communications network as in compliance with paragraph (c)(5)(i)(A) of Rule 11Ac1-1 because such electronic communications network satisfies the requirement of paragraph (c)(5)(ii) of such Rule. The facts recited in such no-action letter relating to the electronic communications network of Company ATS have been at all times and currently are true and correct in all material respects. Neither the Company nor any Company Subsidiary is aware of any facts or circumstances that are reasonably likely to result in such no-action letter being revoked, withdrawn, superseded or suspended in whole or material part.

(g) Each of the Company Broker-Dealer Subsidiaries is in compliance with all applicable regulatory capital requirements and no distribution of cash from a Company Broker-Dealer Subsidiary after the date hereof, where such action occurs prior to the Closing, will result in such Company Broker-Dealer Subsidiary not being in compliance with applicable regulatory capital requirements. Section 4.9(g) of the Company Disclosure Schedule sets forth, with respect to each of the Company Broker-Dealer Subsidiaries, the required capital for such Company Broker-Dealer Subsidiary as of February 28, 2005 and the actual capital of such Company Broker-Dealer Subsidiary as of February 28, 2005.

Section 4.10 No Undisclosed Liabilities. Except for liabilities (a) set forth, accrued, reserved or otherwise reflected in the Financial Statements (or referred to in the notes thereto), (b) permitted or contemplated by this Agreement or set forth or referred to in the Company Disclosure Schedule or (c) incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither the Company nor any Company Subsidiary has (i) any liabilities of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP or (ii) as of the date hereof, any other liabilities material to the Business (with respect to the liabilities relating to such business) or the VAB Business (with respect to the liabilities relating to such business), and as of the Closing, any other liabilities which are reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.11 Taxes.

(a) The Company and each Company Subsidiary has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each Company Subsidiary has paid all material Taxes required to be paid by it, and has withheld and paid all material Taxes that it was required to withhold and pay from amounts owing to any employee, creditor or third party. There are no pending or, to the Company’s Knowledge, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary, and no Closing Agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, other than Liens for current Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings.

(b) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated U.S. federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1999.

(c) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law). Neither the Company nor any Company Subsidiary is a party to any agreement (with any Person other than the Company and/or any Company Subsidiary) relating to the allocation or sharing of Taxes. No jurisdiction where the Company and each of the Company Subsidiaries does not file a

Tax Return has made a claim in writing that either the Company or any of the Company Subsidiaries is required to file a Tax Return in such jurisdiction.

(d) Since December 31, 2004, other than in the ordinary course of business and consistent with past practice or as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has (i) incurred any material liability for Taxes, (ii) made or changed any election or method of accounting concerning any material Taxes, (iii) filed any amended Tax Return, (iv) settled any material Tax claim or assessment or (v) surrendered any right to claim a refund of any material amount of Taxes.

(e) None of the Company or any of the Company Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise for any taxable year for which the statute of limitations has not yet expired. Neither the Company nor any of the Company Subsidiaries, as a result of any agreement with a Tax Authority, will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date. Neither the Company nor any of the Company Subsidiaries has participated, within the meaning of Treasury regulation Section 1.6011-4(c) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law.

(f) The sum of the adjusted tax basis of (i) the assets of Instinet LLC and Instinet Group LLC and (ii) the stock of the VAB Subsidiaries that are characterized as corporations for U.S. federal income tax purposes and LJR (the “VAB Corporate Subsidiaries”) is not less than the sum of $207,500,000 plus the gross proceeds received by the Company from the LJR Sale. The adjusted tax basis of the stock of each VAB Corporate Subsidiary is not materially greater than the adjusted tax basis of the assets of such VAB Corporate Subsidiary.

(g) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intending to qualify) under Section 355 of the Code (or Section 356 to the extent Section 356 relates to Section 355) in the two years prior to the date of this Agreement.

Section 4.12 Employee Matters. (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans and Employment Agreements and the Company has made available to Buyer and VAB Acquisition Sub true and complete copies of each material Company Benefit Plan and Employment Agreement.

(b) There does not exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) any Benefit Plan either currently or formerly maintained or contributed to by Reuters Group PLC or any Affiliate for the benefit of current or former Company Employees (collectively, the “Reuters Plans”), in each case, that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(c) With respect to each Company Benefit Plan that is a pension plan that is maintained for the benefit of Company Employees who are located outside of the United States, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(d) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

(e) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment following the Closing becoming due to any Company Employee under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(g) Each Company Benefit Plan has been materially (i) operated, (ii) established, (iii) administered, (iv) invested and (v) registered (where applicable) in accordance with its terms and Applicable Law, including but not limited to ERISA and the Code.

(h) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(i) There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). There are no material pending or, to the Company’s Knowledge, material threatened claims with respect to any Employment Agreements.

(j) No amounts payable under the Company Benefit Plans or any Employment Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(k) There is no and has not been within the last three years, any (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary relating to the Business or the VAB Business, except as would not reasonably be expected to have a Company Material Adverse Effect, (ii) activity or proceeding by a labor union or representative thereof to organize any Company Employees, including any union organizing effort or representation petition before the National Labor Relations Board or any state or foreign board, (iii) lockouts, strikes slowdowns, work stoppages or threats thereof by or with respect to such Company Employees, or (iv) with respect to Company Employees employed in Canada, no trade unions has applied to have the Company declared a related employer pursuant to Applicable Law.

(l) None of the Company Employees have, or within the last three years have been, a member of a bargaining unit represented by a collective bargaining representative or covered by a collective bargaining agreement to which the Company or any Company Subsidiary is a party, other than with respect to Company Employees employed in countries other than the United States where statutory or other legal obligations require or otherwise mandate workplace representation.

(m) None of the Company Employees participate in or are currently accruing benefits under a pension plan that is subject to any Canadian Federal or provincial pension standards legislation or to the Income Tax Act (Canada).

Section 4.13 Contracts. (a) Neither the Company nor any Company Subsidiary is a party to (i) any Contract relating to indebtedness for borrowed money or any financial guaranty; (ii) any Contract that materially limits the ability of the Company or any Company Subsidiary to compete in any business line or in any geographic area; (iii) any Contract material to the VAB Business or the Business that is terminable by the other party or parties upon a change in control of the Company or any Company Subsidiary; (iv) any Contract that involves required future expenditures or guaranteed receipts by the Company or any Company Subsidiary of more than $1,000,000 in any one-year period; (v) any Contract with any Self-Regulatory Organization or any Contract for the clearing of securities transactions; (vi) any Contract for the lease of real property; (vii) any material Contract with respect to any Intellectual Property or System; (viii) any Employment Agreement; (ix) any Contract material to the VAB Business or the Business not made in the ordinary course of business; (x) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary; (xi) any joint venture or partnership agreement; (xii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business; (xiii) any material agency, broker, sale representative, marketing or similar Contract; and (xiv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (collectively, “Material Contracts”).

(b) True and correct copies of each Material Contract have been made available to Buyer and VAB Acquisition Sub.

(c) Each Material Contract is a valid and binding arrangement of the Company or a Company Subsidiary and is in full force and effect, and none of the Company, the Company Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

Section 4.14 Title to Properties. (a) Section 4.14(a) of the Company Disclosure Schedule lists any real property owned or leased by the Company or any Company Subsidiary. With respect to the property leased under each real property lease listed in Section 4.14(a) of the Company Disclosure Schedule, the Company and/or Company Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest.

(b) The Company and each Company Subsidiary have good title to, or valid leasehold interests in, all real property and other material properties and assets owned or leased by the Company or such Company Subsidiary, except for such as are no longer used or useful in the conduct of their businesses, in each case free of all Liens other than Permitted Liens.

Section 4.15 Intellectual Property Rights. (a) Set forth in Section 4.15 of the Company Disclosure Schedule is a true and complete list of all registrations and applications for the material Company Intellectual Property and all material unregistered Company Intellectual Property including, as applicable, the owner, jurisdiction, and registration or application number.

(b) Section 4.15(b) of the Company Disclosure Schedule (i) lists all material software and Systems that are owned, licensed, leased, or otherwise used by the Company or any Company Subsidiary, and (ii) identifies which of such software or Systems are owned, licensed, leased, or otherwise used, as the case may be.

(c) The material Company Intellectual Property is valid and subsisting, in full force and effect, and has not been cancelled, expired, terminated, revoked or abandoned. None of the execution or delivery of the Agreement or the VAB Transaction Agreement (and, in the case of the VAB Transaction Agreement, as if the Company were Merger Sub thereunder) or the consummation by the Company, the Surviving Corporation or any Company Subsidiary, as the case may be, of the Transactions will affect the enforceability or validity of the material Company Intellectual Property. There are no claims pending or, to the Company’s Knowledge, threatened, and neither the Company nor any Company Subsidiary has received any written notice of a third party claim: (i) alleging that the conduct of the Business or the VAB Business infringes upon the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(d) The Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Liens), all material Company Intellectual Property, and has a valid right to use pursuant to lease, license, sublicense, agreement or permission, all of the other material Intellectual Property used in the Business or the VAB Business.

(e) To the Company’s Knowledge, no third party is infringing or otherwise violating any material Company Intellectual Property, and no such claims have been brought against any third party by the Company or any Company Subsidiary.

(f) The Company and the Company Subsidiaries have taken in all material respects all reasonably necessary steps in accordance with normal industry practice to protect the confidentiality of the Company Intellectual Property, including enforcement of the policies set forth on Section 4.15(f) of the Company Disclosure Schedule. To the Company’s Knowledge, there have been no material breaches of confidentiality or loss of trade secret rights with respect to any material Company Intellectual Property.

(g) Since January 1, 2004, there has been no material security breach with respect to the Systems.

Section 4.16 Brokers. Except for UBS Securities LLC, neither the Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions. The Company has provided Buyer a true, complete and correct copy of the Company’s engagement letter with UBS Securities LLC prior to the date hereof.

Section 4.17 Company SEC Reports. (a) The Company has timely filed with the SEC all Company SEC Reports. The Company SEC Reports, including any financial statements or schedules included in the Company SEC Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b) The Company’s principal executive officer and its principal financial officer have (x) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and (y) disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls and the Company has made available to Buyer and VAB Acquisition Sub copies of any written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); to the Company’s Knowledge, such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of the Company Subsidiaries, and, to the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any Company Subsidiary has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. The Company has completed its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Section 4.18 Information Supplied. At the date the Proxy Statement is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information furnished to the Company by or on behalf of Buyer, Merger Sub or VAB Acquisition Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.19 Opinion of Financial Advisor. The Company Board has received the oral opinion (to be confirmed in writing) of UBS Securities LLC, the Company’s financial advisor, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Reuters and its Affiliates) pursuant to this Agreement is, from a financial point of view, fair to such holders. The Company shall provide a complete and correct signed copy of such opinion to Buyer solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.20 Company Board Recommendation; Required Vote. The Company Board, at a meeting duly called and held, has unanimously (among those voting) (a) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement and the Merger; and (c) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Merger (the “Company Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 6.11(c) shall not be deemed a breach of this representation. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

Section 4.21 Section 203 of the DGCL. Prior to the date of this Agreement, the Company Board has taken all action necessary, assuming the accuracy of the representation given by Buyer and Merger Sub in Section 5.10, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Support Agreement or the Transactions, without any further action on the part of the Company Stockholders or the Company Board. To the Company’s Knowledge, no other state takeover statute is applicable to the Merger.

Section 4.22 Books and Records. The books of account, stock record books and other records, including books and records required to be made and kept pursuant to Rule 17a-3 and Rule 17a-4 of the Exchange Act, as applicable, of each of the Company and the Company Subsidiaries are complete and correct in all material respects.

Section 4.23 Transactions with Affiliates. As of the Closing, other than (a) any compensation, indemnification or other similar agreements between the Company or a Company Subsidiary and any officer or director and (b) payables and receivables for goods and services, there will be no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, any Affiliates of the Company (other than the Company and any Company Subsidiary), or any director or officer of the Company or any of its Affiliates. Other than (i) as disclosed in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC on April 15, 2005, or (ii) payables and receivables for goods and services, none of the Company nor any Company Subsidiary has purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, any Affiliates of the Company (other than the Company or a Company Subsidiary) or any director or officer of the Company or any of its Affiliates.

Section 4.24 Sufficiency of Assets. The assets, property, rights, agreements and interests in the VAB Subsidiaries constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the VAB Business in substantially the same manner as it is presently operated. The assets, property, rights, agreements and interests in the ECN Entities constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the Business in substantially the same manner as it is presently operated.

Section 4.25 Accounts Receivable. The accounts receivable of the Company as reflected in the Entity Financial Statement of the Company as of December 31, 2004, to the extent uncollected on the date hereof and other than exceptions which are not in the aggregate material, (a) arose from bona fide transactions, represent monies due, and the Company has made reserves reasonably adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practice in all material respects) for such accounts receivable not collectible in the ordinary course of business; and (b) subject to the reserves described in clause (a), are not subject to any refunds, discounts, rights of setoff or other adjustments, that arise out of any agreement or commitment of the Company or any of the Company Subsidiaries with or to the applicable debtors.

Section 4.26 Insurance. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies as set forth in Section 4.26 of the Company Disclosure Schedule. All premiums payable under such policy have been duly paid to date and each such insurance policy is in full force and effect. There is no material claim by the Company or any Company Subsidiary pending under any of such insurance policies and no such material claim made since January 1, 2003 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. The consummation of the Transactions will not result in the cancellation of any such insurance policies.

Section 4.27 Rights Agreement. The Company or the Company Board, as the case may be, has taken all necessary actions (a) so that the execution and delivery of this Agreement and the consummation of the Merger will not result in a “Distribution Date” or a “Stock Acquisition Date” (each as defined in the Rights Agreement) or result in Buyer or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement) and (b) to amend the Rights Agreement to render it inapplicable to this Agreement, and the Merger and to terminate it as of the Effective Time.

Section 4.28 LJR Sale Agreement. Attached as Exhibit B hereto is a true and correct copy of the LJR Sale Agreement. The Company has all requisite power and authority to enter into the LJR Sale Agreement and consummate the LJR Sale, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge, any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge, each party thereto, enforceable against such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as disclosed in the Buyer Disclosure Schedule, Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and as and where the business is located.

Section 5.2 Authorization and Validity of Agreements. Each of Buyer and Merger Sub has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer and Merger Sub of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of Buyer and Merger Sub, and no other action on the part of Buyer or its stockholders or Merger Sub is necessary for the authorization, execution, delivery or performance by Buyer and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Buyer and Merger Sub enforceable against Buyer and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 5.3 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Buyer and Merger Sub and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Buyer Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws or other similar organizational documents of Buyer or Merger Sub, (ii) any Applicable Law applicable to Buyer or Merger Sub or any of their respective properties or assets, or (iii) any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for (i) filings by Buyer required by the HSR Act and (ii) the filings with and receipt of approvals from the Authorities listed on Section 5.3(b) of the Buyer Disclosure Schedule (such filings and approvals, the “Required Buyer Regulatory Approvals” and, together with the Required Company Regulatory Approvals, the “Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by Buyer and Merger Sub of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Buyer or Merger Sub from performing its obligations under this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by the Company or its respective Affiliates.

Section 5.4 Legal Proceedings. There is no Action, pending against or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its properties or Merger Sub before any court or arbitrator or any governmental body, agency or official which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Brokers. Except for Thomas Weisel Partners, LLC, Keefe, Bruyette & Woods, Inc. and Credit Suisse First Boston LLC, none of Buyer, or any of its Subsidiaries or, to Buyer’s knowledge, VAB Acquisition Sub or any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

Section 5.6 Availability of Funds. Buyer’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Buyer’s and Merger Sub’s ability to obtain financing for the consummation of the Transactions. Buyer and Merger Sub have, and as of the Closing will have, cash available, existing borrowing facilities or written financial commitments or other binding agreements which together are sufficient to enable it to perform its obligations hereunder and consummate the Transactions. True and correct copies of any facilities and commitments intended to enable Buyer and Merger Sub to perform their obligations hereunder have been provided to the Company.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by Buyer, Merger Sub or, to Buyer’s knowledge, VAB Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 5.8 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.9 Section 203 of the DGCL. None of Buyer, Merger Sub or their respective Affiliates or associates is or ever has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.

Section 5.10 VAB Transaction Agreement. (a) Attached as Exhibit A hereto is a true and correct copy of the VAB Transaction Agreement.

(b) Buyer has all requisite power and authority to enter into the VAB Transaction Agreement and consummate the VAB Purchase, and such agreement has been duly and validly executed by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) To the knowledge of Buyer, based on a reasonable inquiry of VAB Acquisition Sub (with respect to matters relating to VAB Acquisition Sub), VAB Acquisition Sub has all requisite power and authority to enter into the VAB Transaction Agreement and consummate the VAB Purchase, and such agreement has been duly and validly executed by VAB Acquisition Sub and any other party thereto, has been duly executed and delivered by such parties, and constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). To the knowledge of Buyer, based on reasonable inquiry and diligence, VAB Acquisition Sub has, and as of the Closing will have, cash available, existing borrowing facilities or written financial commitments which together are sufficient to enable it to perform its obligations under the VAB Transaction Agreement and consummate the VAB Purchase. An Affiliate of SLP has delivered an equity commitment letter to VAB Acquisition Sub and a contingency letter to VAB Acquisition Sub and Buyer pursuant to which such Affiliate has committed, subject to the terms and conditions set forth therein, to provide VAB Acquisition Sub with 100% of the equity required to consummate the VAB Purchase, and a true and complete copy of such letter has been provided to the Company.

ARTICLE 6

COVENANTS

Section 6.1 Access to Information. (a) From the date of this Agreement through the Closing, the Company shall afford to representatives of Buyer and VAB Acquisition Sub access to the officers, employees, accountants, counsel, offices, properties, books and records during normal business hours, as Buyer or VAB Acquisition Sub may reasonably request in order that Buyer and VAB Acquisition Sub may have an opportunity to make such investigations as they desire of the affairs of the Company and the Company Subsidiaries (including any investigations reasonably required by Buyer to determine the Tax cost to Buyer and VAB Acquisition Sub of the VAB Purchase) and to facilitate consummation of the Transactions; provided, however, that such investigation shall be upon reasonable notice, shall not unreasonably disrupt the personnel and operations of the Company and shall be subject to Applicable Laws. All requests for access to the offices, properties, books, and records relating to the Company and the Company Subsidiaries shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. None of Buyer, VAB Acquisition Sub or their representatives shall contact any of the employees, customers or suppliers of the Company or its respective Affiliates in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate. If, in the course of any investigation pursuant to this Section 6.1, Buyer becomes aware of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute such a breach, Buyer covenants that it will promptly so inform the Company and VAB Acquisition Sub. To the extent permitted under Applicable Law, from and after the date hereof, the Company shall reasonably cooperate with Buyer and VAB Acquisition Sub regarding the determination and implementation of an orderly transition following the Merger.

(b) Buyer and VAB Acquisition Sub acknowledge that all information provided to each of them or their representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Information (as such term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Following the Closing, Buyer and VAB Acquisition Sub will no longer be bound by the Confidentiality Agreement.

Section 6.2 Conduct of Business. From the date of this Agreement through the Closing, except as disclosed in Section 6.2 of the Company Disclosure Schedule or expressly permitted by this Agreement, and, except as consented to or approved by each of Buyer and VAB Acquisition Sub (which consent shall not be unreasonably withheld, conditioned or delayed) in writing or required by any Applicable Laws, the Company shall, and shall cause each Company Subsidiary (other than LJR) to covenant and agree that it:

(a) shall operate its business in the ordinary course consistent with past practice in all material respects;

(b) shall not amend its certificate of incorporation, by-laws or other similar organizational documents;

(c) other than with respect to Company Options and other equity awards outstanding as of the date hereof, shall not (i) issue, sell or agree to issue or sell any shares of its capital stock or other equity interests, (ii) issue, sell or agree to issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or other equity interests, (iii) enter into or agree to enter into any agreement with respect to the voting of any of its capital stock or other equity interests, or (iv) purchase, redeem, acquire or offer to acquire any shares of its capital stock;

(d) other than dividends and distributions of cash by a direct or indirect wholly owned Company Subsidiary to its parent (including in connection with Section 6.2(t)) or a cash dividend by the Company to the Company Stockholders, not to exceed the net after-tax proceeds of the LJR Sale (the “LJR Dividend”), shall not (i) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, or (ii) split, reverse split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Options or the vesting of performance share awards that are outstanding as of the date hereof in accordance with their present terms;

(e) (i) except in the ordinary course of business consistent with past practice or in order to satisfy the obligations under the LJR Sale Agreement relating to net asset value, shall not (A) sell, lease, license, transfer or otherwise dispose of any of its material assets, or (B) create any new Lien on its properties or assets, other than Permitted Liens, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iii) engage in accounts receivables factoring with third parties;

(f) shall not (i) acquire or agree to acquire or merge with or into or by any other manner consolidate with or convert into, another Person or (ii) except as permitted by this Agreement, purchase any material assets or any equity interests of another Person;

(g) except in the ordinary course of business, shall not (i) enter into any material joint venture, partnership or other similar arrangement, (ii) enter into any new Material Contract, or (iii) terminate or materially amend any Material Contract;

(h) shall not make or authorize any capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(i) except for securities lending or securities borrowing in the ordinary course of business, shall not incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Persons;

(j) shall not make any material change in any of its present financial accounting methods and practices, except as required by changes in GAAP or Applicable Laws;

(k) shall not enter into or amend any employment, severance, special pay arrangement with respect to the termination or employment or other similar arrangements or agreements with any directors or Company Employees to which the Company or any Company Subsidiary is a party or is otherwise liable, shall not enter into, amend or terminate any Company Benefit Plan or grant to any current or former Company Employee any loan, increase in compensation, bonus or other material benefits (including without limitation any bonus that is contingent upon the consummation of the Transactions) and shall not enter into any material transaction of any other nature with any Company Employee, except that the Company and each Company Subsidiary shall be permitted to (i) hire non-executive level replacement employees, on competitive market terms and conditions, (ii) pay year-end bonuses in accordance with the 2005 Bonus Plan in amounts not in excess of the 2005 Annual Bonus Amount and other scheduled bonuses in the ordinary course of business consistent with past practice, and (iii) enter into retention agreements with individual Company Employees who are not members of the executive committee that provide retention payments not in excess of $100,000 individually, or $2,000,000 in the aggregate;

(l) shall use commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries (it being acknowledged and agreed that compliance with the terms of this Agreement, including this Section 6.2, shall be deemed to be commercially reasonable efforts);

(m) shall not waive any right of substantial value other than in the ordinary course of business;

(n) shall not (i) except in the ordinary course of business or pursuant to contractual obligations in effect on the date hereof, pay, settle, discharge or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (A) at a cost in excess of the amount accrued or reserved in the Financial Statements with respect to such liability, obligation or Action or (B) pursuant to terms that impose material restrictions on the Business or the VAB Business and, in the case of clause (A) or (B), such settlement discharge or satisfaction includes (x) no admission by the Company or any Company Subsidiary of any wrongdoing and (y) an unconditional written release from all liability in respect of such Action; or (ii) agree or consent to any agreement or modifications of existing agreements with any Authority in respect of the operations of its business, except as required by law or as expressly contemplated by, or required to comply with, the terms of this Agreement or as would not otherwise materially impede the conduct of the Business or the VAB Business;

(o) shall not make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by Applicable Law, make any change to any of its material Tax accounting policies or procedures;

(p) except in the ordinary course of business, shall not impair the value of, or fail to use commercially reasonable efforts to maintain, any of the material Company Intellectual Property or Systems;

(q) except as required pursuant to the terms of any Company Options and other equity-based compensation awards as in effect on the date hereof, shall not accelerate, or act to accelerate, vesting of any Company Options or other equity or equity-based compensation awards;

(r) shall not change in any material respects its regulatory, investment or risk management or other similar policies of the Company or any Company Subsidiary;

(s) shall use reasonable best efforts to complete in all material respects the actions set forth on Section 6.2(t) of the Company Disclosure Schedule prior to the Closing;

(t) shall use reasonable best efforts to implement the plan set forth on Section 6.2(u) of the Company Disclosure Schedule with respect to the distribution of funds, subject to GAAP, regulatory requirements and Applicable Law; and

(u) shall not agree to take any action prohibited by this Section 6.2.

Notwithstanding any provisions of this Agreement to the contrary (including this Section 6.2), subject to the applicable regulatory capital requirements, the Company may (i) make or accept inter- or intra-company advances to, from or with one another or with the Company or any of its Subsidiaries (excluding LJR after the consummation of the LJR Sale) or (ii) engage in any transaction incident to the cash management procedures of the Company and the Company Subsidiaries (excluding LJR after the consummation of the LJR Sale).

Section 6.3 Notification of Claims. From the date hereof through the Closing Date, the Company shall, as promptly as practicable, notify each of Buyer and VAB Acquisition Sub of the commencement or threatened commencement of any material Actions against the Company and its Subsidiaries, or seeking to enjoin, modify or impose conditions upon the Transactions, and Buyer shall, as promptly as practicable, notify the Company of the commencement or threatened commencement of any material Actions against Buyer affecting the Company, or seeking to enjoin, modify or impose conditions upon the Transactions. In addition, the Company and Buyer shall give prompt notice to each other and VAB Acquisition Sub of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any of the conditions set forth in Article 7 not to be capable of being satisfied by the Termination Date. The delivery of any notice pursuant to this Section 6.3 shall not affect, limit or otherwise qualify, or serve as an exception to, the representations or warranties or covenants in this Agreement or limit or otherwise affect the remedies available to Buyer and VAB Acquisition Sub hereunder.

Section 6.4 Reasonable Efforts; Regulatory Consents, Authorizations, etc. (a) Each of the parties to this Agreement shall use commercially reasonable and good faith efforts to consummate the Transactions as of the earliest practicable date.

(b) The Company and Buyer further agree to (i) promptly file or cause to be promptly filed, with all appropriate authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the Transactions and (ii) thereafter diligently pursue obtaining all Required Regulatory Approvals from such authorities as may be necessary to consummate the Transactions.

(c) Subject to the terms and conditions of this Agreement, the Company and Buyer agree that each shall use its best efforts to take, or cause to be taken and do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the Transactions as of the earliest practicable date. In furtherance and not in limitation of the above, the Company and Buyer agree that each shall (i) cause to be filed any necessary notification or report with respect to the Transactions, pursuant to any applicable Antitrust Law, as soon as practicable after the date hereof; and in any event not later than the tenth Business Day after the date hereof, (ii) supply as promptly as practicable any additional information or documentary material that may be requested by any Authority pursuant to any applicable Antitrust Law; and (iii) use, subject to the other provisions of this Section 6.4, its best efforts to take all other actions necessary to obtain all Required Regulatory Approvals or to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Law as soon as practicable. In furtherance and not in limitation of the above, it is specifically understood that the Company and Buyer shall each cause to be filed with the United States Department of Justice and Federal Trade Commission a Notification and Report Form for Certain Mergers and Acquisitions, pursuant to the HSR Act, and shall include therein a request for early termination of the waiting period specified under the HSR Act.

(d) In connection with the efforts referenced in Section 6.4(c) above, the Company and Buyer further agree that each will use its best efforts to (i) cooperate in all respects with the other parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, pursuant to any applicable Antitrust Law (including, by sharing copies of any such filings or submissions with the other parties hereto reasonably in advance of the filing or submission thereof; provided sensitive or competitive information shall be subject to review on a counsel only basis pursuant to confidentiality undertakings); (ii) promptly inform each other party hereto and VAB Acquisition Sub of any communication received from, or given by the Company or Buyer to, any Authority regarding the Transactions, and of any communication received or given in connection with any Action by a private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and regarding any of the Transactions; and (iii) permit each of the parties hereto and VAB Acquisition Sub (to the extent related to the VAB Purchase) an opportunity to review in advance of any communication intended to be given by it to, and consult with the other parties hereto and VAB Acquisition Sub (to the extent related to the VAB Purchase) in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private party, with such private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and to the extent permitted by such Authority or other person, give the other parties hereto and VAB Acquisition Sub (to the extent related to the VAB Business) the opportunity to attend and participate in such meetings and conferences if either party and VAB Acquisition Sub (to the extent related to the VAB Purchase) reasonably believes such attendance and participation to be beneficial; provided, however, that materials concerning the valuation of the Company and materials subject to third-party confidentiality restrictions may be redacted.

(e) If, with respect to any filing contemplated by this Section 6.4, it is necessary or advisable that a single filing be made on behalf of the Company and Buyer, the Company shall closely cooperate in Buyer’s preparation of such filing. If, with respect to any filing contemplated by this Section 6.4, only one filing fee is required for both parties, regardless of whether separate or joint filings are made, Buyer shall pay the appropriate filing fee. In furtherance and not in limitation of the foregoing, Buyer shall pay the filing fee pursuant to the HSR Act.

(f) Subject to Section 6.4(h), in furtherance and not in limitation of the efforts referred to above in Section 6.4(d), if any objections are asserted pursuant to any applicable Antitrust Law by any Authority or private party, or if any suit is instituted or threatened, which would otherwise prohibit or materially impair or delay the consummation of the Transactions, the Company and Buyer agree that each shall use its best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of assets (which may include, but shall not be required to include, any assets relating to the VAB Business), or conducting or agreeing to conduct its business in such a manner as would resolve such objections or suits, or permitting any of its Subsidiaries to take or agree to take any such action. Notwithstanding the foregoing, the parties will each use their commercially reasonable efforts to resist any action requested by any Authority to sell, divest, discontinue or limit, before or after the Closing, any assets or businesses of the VAB Business (other than the disposition contemplated by the VAB Purchase).

(g) In the event that any Action is instituted, or threatened to be instituted, by any Authority or private party, in any such case, pursuant to Antitrust Law, challenging any of the Transactions, each party to this Agreement agrees to cooperate in all respects with each other and use its respective best efforts to defend, contest and resist any such Action and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the Transactions.

(h) Notwithstanding anything in this Section 6.4 to the contrary, nothing in this Section 6.4 shall require, or be construed to require, Buyer, in connection with the receipt of any consent, waiver, approval, license or authorization by any Authority or the defense of any Action, to (i) sell, hold separate, divest, discontinue, or limit, or proffer to, or agree to, sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Buyer or the Company or any Company Subsidiary or any of their respective Affiliates (or to consent to any sale, or agreement to sell or discontinuance or limitation by Buyer or the Company or any Company Subsidiary or any of their respective Affiliates, as the case may be, of any of their respective assets or businesses) or (ii) agree to any conditions or terms relating to or applying to, or requiring any changes, limitations or restrictions on, the operation of any asset or business, including the market practices and structure of Buyer, that, in the case of either clause (i) or (ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, business, long-term earning capacity or financial condition of Buyer and its Affiliates (including the ECN Entities) taken as a whole (any such requirement specified in clause (i) or (ii), a “Burdensome Condition”).

Section 6.5 Restrictions on Buyer. Buyer agrees that, from and after the date hereof and prior to the Closing, and except as expressly permitted by this Agreement or as may be agreed in writing by the Company, VAB Acquisition Sub and Buyer, Buyer shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Transactions or result in the failure to satisfy any condition to the consummation of the Transactions.

Section 6.6 Further Assurances. The Company and Buyer agree, and Buyer, after the Closing, agrees to cause the Surviving Corporation, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions or effectuate the purposes and intent of this Agreement.

Section 6.7 Employee Matters. (a) (i) Until the date which is twelve months after the Closing Date (the “Benefits Continuation Period”), Buyer shall provide, or shall cause to be provided, to the Company Employees compensation and employee benefits that are, in the aggregate, substantially similar to those provided to the Company Employees immediately before the Closing, other than benefits under any bonus or other cash or equity compensation plan or retirement benefits under any Reuters Plans; provided, however, that, nothing in this Agreement shall require Buyer to continue to employ any particular Company Employee following the Closing Date, and, with respect to severance, Buyer shall cause to be provided Severance Benefits to Company Employees who are terminated from their employment within six months after the Closing Date at a level that is at least as favorable to such Company Employees as applicable to such Company Employees on the day immediately prior to the Closing Date.

(ii) Notwithstanding the foregoing, the following sets forth the treatment of the annual cash incentive bonus allocated and approved for Company Employees with respect to the calendar year in which the Closing Date occurs. The amount that is allocated and approved by the Compensation Committee of the Company Board (the “Compensation Committee”) for the 2005 calendar year shall be set forth on Section 6.7(a) of the Company Disclosure Schedule (the “2005 Bonus Plan”) in a payment grid and an aggregate bonus amount, which will be adjusted to exclude any accrued or budgeted amounts for LJR (such aggregate bonus amount the “2005 Annual Bonus Amount”). In the event that the Closing Date occurs in the 2006 calendar year, the annual cash incentive bonuses for the Company Employees for the 2006 calendar year shall be determined by the Compensation Committee, subject to approval by the Company’s Chief Executive Officer (the “2006 Bonus Plan”), and shall in no event exceed the 2005 Annual Bonus Amount (such aggregate bonus amount the “2006 Annual Bonus Amount”). The Company’s obligation with respect to the 2005 Annual Bonus Amount and the 2006 Annual Bonus Amount shall be accrued monthly, in accordance with GAAP and past practice, with all amounts accrued on the balance sheet of the Company, an ECN Entity or a VAB Subsidiary, as the case may be, up to and including the Closing Date.

(iii) In the event that the Closing Date occurs during the 2005 calendar year, an Eligible Company Employee shall be entitled to payment of his or her portion of the 2005 Annual Bonus Amount upon the earlier of (x) February 15, 2006 and (y) within 10 business days of his or her termination of employment from the Company, ECN Entity or VAB Subsidiary, as the case may be. For purposes of this paragraph, “Eligible Company Employee” means an individual (x) who is a Company Employee, including an employee of a VAB Subsidiary (a “VAB Employee”) on February 15, 2006 or whose employment has been terminated following the Closing Date but prior to February 15, 2006 under circumstances which would render such Company Employee eligible for severance under the Instinet Corporation Severance Policy if such Policy were in place and applicable to such Employee at such time (it being agreed that a transfer of a Company Employee or VAB Employee in connection with the VAB Purchase shall not be deemed a termination); and (y) who is eligible to receive a payment under the 2005 Bonus Plan. Such Eligible Company Employee shall be paid an amount of bonus for the 2005 calendar year, in the discretion of the Compensation Committee, equal to either (i) a minimum of 70% of his or her allocable portion of the 2005 Annual Bonus Amount determined in the same manner and in a similar percentage as the Company’s 2004 annual bonus was paid to each such Company Employee, or (ii) such greater amount as determined in the discretion of the Compensation Committee, which amount shall be prorated for the period beginning January 1, 2005 and ending on the Closing Date, but limited for any terminated Eligible Company Employee by taking into account the partial year accrual for such Employee whose employment is terminated prior to December 31, 2005 provided that in no event shall the Company and VAB Acquisition Sub in the aggregate be required to pay more than the 2005 Annual Bonus Amount. The Compensation Committee shall determine the amounts of bonuses payable to Eligible Company Employees pursuant to the previous sentence prior to the Closing Date. Buyer shall permit Company Employees to participate in any cash incentive bonus plans determined by Buyer in its discretion for the period beginning on the Closing Date and ending on December 31, 2005, it being understood that such plans provide for discretionary bonuses.

(iv) In the event that the Closing Date occurs during the 2006 calendar year, an Eligible Company Employee shall be entitled to payment of his or her portion of the 2006

Annual Bonus Amount upon the earlier of (x) February 15, 2007 and (y) within 10 business days of his or her termination of employment from the Company, ECN Entity or VAB Subsidiary, as the case may be. For purposes of this paragraph, “Eligible Company Employee” means an individual (x) who is a Company Employee (including a VAB Employee) on February 15, 2007 or whose employment has been terminated following the Closing Date and prior to February 15, 2007 under circumstances which would render such Company Employee or VAB Employee eligible for severance under the Instinet Corporation Severance Policy if such Policy were in place and applicable to such Employee at such time (it being agreed that a transfer of a Company Employee in connection with the VAB Purchase shall not be deemed a termination); and (y) who is eligible to receive a payment under the 2006 Bonus Plan determined by the Compensation Committee and approved by the Company’s Chief Executive Officer. Such Eligible Company Employee shall be paid an amount of bonus for the 2006 year, in the discretion of the Compensation Committee, equal to either (i) 70% of his or her allocable portion of the 2006 Annual Bonus Amount determined in the same manner and in the same percentage as the Company’s 2005 annual bonus was paid to each such Company Employee, or (ii) such greater amount of bonus as determined in the discretion of the Compensation Committee, which amount shall be prorated for the period beginning January 1, 2006 and ending on the Closing Date, but limited for any terminated Eligible Company Employee by taking into account the partial year accrual for such Employee whose employment is terminated prior to December 31, 2006 provided that in no event shall the Company and VAB Acquisition Sub in the aggregate be required to pay more than the 2006 Annual Bonus Amount. Buyer shall permit Company Employees to participate in any cash incentive bonus plans determined by Buyer in its discretion for the period beginning on the Closing Date and ending on December 31, 2005, it being understood that such plans provide for discretionary bonuses.

(v) With respect to each Company Employee who receives revenue-based commissions as a portion of his or her compensation (“Commission Employees”), such revenue-based commissions shall be accrued through the Closing Date and paid when such commissions are generally paid to such Commission Employee (i) pursuant to the relevant commission agreements, (ii) assuming 100% achievement of all relevant targets in order to receive the full amount of such commission for the period through the Effective Time and (iii) at a rate that approximates such Commission Employee’s commission as a percent of revenue attributed to such Commission Employee in the most recent commission cycle (the “Accrued Commissions”); provided, however, that any Commission Employee who is terminated by Buyer after the Closing Date in the calendar year in which the Closing Date occurs shall receive a pro-rata commission based on the percentage of the 2005 year, or the 2006 year (as the case may be) that such Commission Employee was employed prior to such termination. Commissions paid to Commission Employees after the Closing Date will be under commission arrangements established by Buyer, if any.

(b) Effective as of the Closing Date, and without limiting the obligations of Buyer in Section 6.7(a) hereof, the Company Employees shall generally be eligible to participate in each of the pension, welfare and/or fringe benefit plans, funds, programs and/or arrangements, including severance, stock option and incentive compensation plans, being provided to similarly situated employees of Buyer (collectively, the “Buyer Benefit Plans”), as determined by Buyer in good faith. Except for purposes of accruing benefits under any defined benefit pension plans, on and after the Closing Date, Company Employees shall be eligible to participate in Buyer Benefit

Plans in accordance with their terms and, for purposes of eligibility for participation, vesting, and accrual of benefits within Buyer Benefit Plans, Company Employees shall receive credit for all of their service with the Company (and services with each of their predecessors or Affiliates, if applicable) to the same extent such service was recognized under the corresponding or similar Company Benefit Plan; provided, however, that no such service recognition shall result in any duplication of benefits. For purposes of any Buyer Benefit Plan which is the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”), a Company Employee (and his or her dependents, if applicable) shall be immediately eligible to participate as of the Closing Date without regard to any otherwise applicable waiting period, and without any exclusion from coverage for any preexisting condition, to the extent such employee and his or her dependents were eligible for participation in a comparable Company Benefit Plan, subject only to the approval of the applicable insurance provider, if any, which Buyer shall use its reasonable best efforts to obtain. In addition, Buyer shall (i) waive all pre-existing condition exclusion and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Plan to the extent waived or satisfied by a Company Employee or dependent under any comparable Company Benefit Plan as of the Closing Date, and (ii) take into account and provide credit for any covered expenses incurred on or before the Closing Date by any Company Employee or dependent thereof for purposes of satisfying applicable deductibles, coinsurance, maximum out of pocket, and similar provisions after the Closing Date under any applicable Buyer Benefit Plan.

(c) From and after the Closing Date, Buyer shall either cause the Company to become a participating employer in the Buyer’s 401(k) Plan (the “New Savings Plan”), or to continue the applicable Company 401(k) savings plan for the benefit of Company Employees. The New Savings Plan shall accept direct rollovers from any applicable Company 401(k) plan of eligible rollover distributions (including outstanding loan balances) payable for the benefit of Company Employees who are employed by the Company as of the Closing Date and will provide for participant loans on substantially the same basis as provided in the applicable Company 401(k) plans. With respect to the plan year in which the Closing Date occurs, Buyer shall make a matching contribution for the benefit of the Company Employees under the New Savings Plan or the Company 401(k) savings plan (as the case may be) in the amount accrued on the balance sheet of the Company as of the Closing Date for the Company’s matching contribution to the Company 401(k) plan with respect to the plan year in which the Closing Date occurs (provided that the percentage of the Company Employees contribution matched by the Company is consistent with the past practice of the Company).

(d) Buyer expressly agrees to assume, be bound by, honor and perform all of the Company’s or their Affiliates’ obligations under each of the Employment Agreements, and each such Employment Agreement shall continue in full force and effect following the Closing.

(e) Upon the Closing Date, each participant in the Instinet 2004 Performance Share Plan (the “Performance Plan”) shall receive (x) the payout for any Plan Cycles (as defined under the Performance Plan) which have ended prior to the Closing Date (if any), and (y) with respect to Plan Cycles which have not been completed as of the Closing Date, a pro rata payout for each partial Plan Cycle, equal to the product of (i) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the Closing Date and the denominator of which is the total number of months in the Plan Cycle, and (ii) the payout such participant would have received with respect to such Plan Cycle if the Target Performance Goal (as defined under the Performance Plan) was attained with respect to each Performance Measure (as defined under the Performance Plan), as determined by the Committee under the Performance Plan prior to the Closing Date.

(f) Buyer shall cause VAB Acquisition Sub to comply with the terms of this Section 6.7 and honor the obligations of Buyer with respect to VAB Employees, from and after the closing of the VAB Purchase.

(g) Buyer and the Company shall reasonably cooperate with each other between the date of this Agreement and the Closing Date to effectuate the transactions contemplated in this Section 6.7 and provide for a smooth transition, including the provision of all notices required by Applicable Law (if any).

Section 6.8 No Additional Representations. Buyer and VAB Acquisition Sub acknowledge that each of them and their representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their representatives have deemed necessary or requested to review, and that each of them and their representatives have had full opportunity to meet with the management of the Company and the Company to discuss the businesses and assets of the Company. Except for the representations and warranties contained in Article 4 (which includes the Schedules thereto) and any closing certificate delivered by the Company, Buyer and VAB Acquisition Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including, without limitation, as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Buyer or VAB Acquisition Sub.

Section 6.9 Directors’ and Officers’ Indemnification. (a) Any indemnification provisions of the Company’s or any Company Subsidiary’s (excluding LJR) certificate of incorporation and by-laws or similar organizational documents as in effect as of the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted within such period shall continue until the disposition or resolution of such Action. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9, without limit as to time, except as with respect to the directors, officers or employees of the VAB Subsidiaries in their capacity as such.

(b) Each of Buyer and the Surviving Corporation, shall, to the fullest extent (i) permitted under Applicable Laws and (ii) provided in the certificate of incorporation and by-laws of the Company as in effect as of the date of this Agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the Closing (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Transactions. In the event of any such Action, Buyer and the Company shall cooperate with the Indemnified Person in the defense of any such Action.

(c) For a period of six years after the Closing Date, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained for the benefit of the Company (provided that Buyer may substitute therefor third-party policies of at least the same coverage and amounts containing terms and conditions that are in other respects not materially less advantageous to the Indemnified Persons, and which coverage and amounts shall be no less than the coverage and amounts provided at that time for Buyer’s directors and officers) with respect to matters arising on or before the Closing; provided, however, that Buyer shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in Section 6.9(c) of the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 shall survive the consummation of the Transactions and expressly are intended to benefit each of the Indemnified Persons. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.

Section 6.10 Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with Applicable Laws and the Company’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement (the “Company Certificate”) and the Company’s Amended and Restated Bylaws as in effect on the date of this Agreement (the “Company Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock (the “Company Stockholders”) to consider and vote upon approval of this Agreement and the Merger (the “Company Stockholders Meeting”). The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in material compliance with Applicable Laws, other than such non-compliance resulting from the failure of the representation set forth in Section 5.9 to be true and correct.

(b) The Company shall, as promptly as reasonably practicable, prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), that meets in all material respects the requirements of Applicable Laws, to seek the approval of this Agreement and the Merger. The Company shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall notify Buyer and VAB Acquisition Sub as promptly as reasonably practicable of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide to Buyer and VAB Acquisition Sub copies of any written comments received from the SEC in connection with the Proxy Statement. Each of Buyer and VAB Acquisition Sub shall be provided an opportunity to review and comment on all filings with the SEC, including the Proxy Statement, and all mailings to the Company Stockholders in connection with the Merger, and the Company shall give reasonable consideration to all comments proposed by Buyer and VAB Acquisition Sub. Buyer shall promptly provide any information or responses to comments or other assistance reasonably requested by the Company or the SEC in connection with the foregoing. If at any time prior to the Effective Time any information relating to the Company, Buyer, VAB Acquisition Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders. Subject to the following sentence, the Company Board Recommendation shall be included in the Proxy Statement, and the Company Board shall use its reasonable best efforts to solicit the approval of this Agreement by the Company Stockholders. Notwithstanding any provisions of this Agreement to the contrary, the Company Board may make a Change in the Company Board Recommendation in accordance with Section 6.11(c) and, in each such event, shall not be required to call, give notice of, convene or hold the Company Stockholders Meeting.

Section 6.11 Acquisition Proposals. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it permit any director, officer or key employee of the Company or any Company Subsidiary or any of its agents or representatives (including any investment banker, attorney or accountant retained by the Company or Company Affiliate) to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any

Acquisition Proposal or make or authorize any statement, propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in the Company Board Recommendation unless the Company Board reaffirms the Company Board Recommendation in such disclosure (other than with respect to disclosure which expresses no view of the Acquisition Proposal other than that it is pending further consideration by the Company).

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any officer, director, key employee or agent or representative of the Company or any Company Subsidiary acting on behalf of or at the direction of the Company or any Company Subsidiary, or the Company Board from at any time prior to, but not after, the time this Agreement is adopted by the Company Stockholders at the Company Stockholders Meeting, (i) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited written Acquisition Proposal if the Company Board receives from such Person an executed customary confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement (other than with respect to the standstill provisions, which shall not be required), (ii) entering into a Company Acquisition Agreement and terminate this Agreement, and (iii) effecting a Change in the Company Board Recommendation, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, (A) the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law and (B) such Acquisition Proposal was not solicited in violation of Section 6.11(a); (2) in the case of clause (i) above, the Company Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (ii) or (iii) above, the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall send written notice of its intention to take the action referred to in clause (ii) above to Buyer and VAB Acquisition Sub, at least three Business Days prior to the taking of such action by the Company, advising Buyer and VAB Acquisition Sub that the Company Board is prepared to conclude that such Acquisition Proposal constitutes a Superior Proposal and during such three business day period the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully considers any such adjustment and nonetheless concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal.

(d) Except as permitted by Section 6.10 or this Section 6.11, neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the approval of the Agreement and the Merger or the Company Board Recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Board Recommendation (collectively, a “Change in the Company Board Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Board Recommendation shall include any approval or recommendation (or publicly stated proposal to approve or recommend) by the Company Board of an Acquisition Proposal, or any failure by the Company Board to recommend against an Acquisition Proposal after the Company Board and its advisors have fully considered such proposal.

(e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to inform as promptly as reasonably practicable the officers, directors, key employees and representatives of the Company and the Company Subsidiaries of the obligations undertaken in this Section 6.11.

(f) From and after the execution of this Agreement, the Company shall as promptly as reasonably practicable notify Buyer and VAB Acquisition Sub of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers. The Company shall keep Buyer and VAB Acquisition Sub informed on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than the Transactions) with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (or any Company Subsidiary (excluding LJR) whose business constitutes 25% or more of the net revenues, net income or assets of the Company and Company Subsidiaries (excluding LJR), taken as a whole), (B) any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in the Company, or (C) any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets, net income or net revenues of the Company and the Company Subsidiaries (excluding LJR) taken as a whole (including stock of the Company Subsidiaries (excluding LJR)).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “100%”) made by a Person other than a party hereto that is on terms that the Company Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (A) would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the transaction contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed, including, to the extent required, financing which is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such Person.

Section 6.12 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior consent of each of Buyer and VAB Acquisition Sub, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

Section 6.13 LJR Sale; VAB Purchase. (a) The parties acknowledge that none of the provisions of this Agreement (including, but not limited to Sections 6.2 and 6.11) shall in any way restrict the Company with respect to the LJR Sale, except the provisions of this Section 6.13.

(b) The Company will not, without the prior written consent of Buyer and VAB Acquisition Sub (which consent shall not be unreasonably withheld or delayed), agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the LJR Sale Agreement, which modification, consent, waiver or exercise would be reasonably likely to adversely affect in any respect the Company, any of the Company Subsidiaries or the Transactions, including the timing thereof. The Company shall comply with the terms of the LJR Sale Agreement in all material respects. The Company will use reasonable best efforts to cause the conditions to the consummation of the LJR Sale to be satisfied as of the earliest practicable date and to consummate the LJR Sale in accordance with the terms of the LJR Sale Agreement. The Company will comply in all material respects with its obligations under the guaranty side letter with Reuters America LLC.

(c) Buyer will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the VAB Transaction Agreement, which modification, consent, waiver or exercise would be reasonably likely to adversely affect in any respect the Company or any of the Company Subsidiaries (prior to the Closing) or the Transactions, including the timing thereof. Buyer shall, and shall use reasonable best efforts to cause the other parties to the VAB Transaction Agreement to, comply with the terms of the VAB Transaction Agreement in all material respects. Buyer shall use reasonable best efforts to cause the conditions to the consummation of the VAB Purchase to be satisfied as of the earliest practicable date and to consummate the VAB Purchase in accordance with the terms of the VAB Transaction Agreement.

Section 6.14 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party and which was entered into in connection with the sale process undertaken by the Company. Pursuant to the terms of any such confidentiality agreement, and other than with respect to the purchaser pursuant to the LJR Sale Agreement, the Company shall promptly request that each Person which has heretofore executed such a confidentiality agreement with the Company, any of its Affiliates or any of its or their representatives with respect to such Person’s consideration of a possible Acquisition Proposal to promptly return or destroy all confidential information heretofore furnished by the Company or any of its Affiliates or any of its or their representatives to such Person or any of its Affiliates or any of its or their representatives.

Section 6.15 Financial Cooperation. The Company shall cooperate with Buyer, and shall, at Buyer’s expense, use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation and filing of Buyer pro forma financial statements and related information and historical financial statements of the Company or the ECN Entities as (a) reasonably requested for Buyer’s filings under the Exchange Act and (b) as reasonably requested by Buyer in connection with Buyer’s financing of the Transactions. The Company shall cooperate with VAB Acquisition Sub, and shall, at VAB Acquisition Sub’s expense, use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation of VAB Acquisition Sub pro forma financial statements and related information and historical financial statements of the Company or the VAB Subsidiaries as (a) reasonably requested for VAB Acquisition Sub’s filings under the Exchange Act and (b) as reasonably requested by VAB Acquisition Sub in connection with VAB Acquisition Sub’s financing of the Transactions.

Section 6.16 Systems. The Company agrees that from the date hereof through the Closing Date, the Company shall cause the ECN Entities to use commercially reasonable efforts to (a) execute their budgeted and forecasted plan to upgrade the System hardware and software of the ECN Entities and (b) continue the process of migrating the Company ATS’ customers from SmartRouter to the Routing and Special Handling (RASH) system.

Section 6.17 Account Receivables. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts in accordance with past practice to collect all accounts receivable of the Business and the VAB Business.

Section 6.18 Available Cash. No less than two Business Days and no earlier than five Business Days prior to the Closing Date, the Company shall provide Buyer with reasonable supporting documentation evidencing the amount of immediately available funds, in U.S. dollars, that the Company has available to it to be used to fund Buyer and Merger Sub’s obligation to pay the Merger Consideration without restriction. Notwithstanding the foregoing, the ECN Entities shall have at least $30,800,000 in cash or cash equivalents at the Closing Date. Immediately prior to the Closing, the Company will have available to it at least $534,000,000 in cash and cash equivalents plus an amount equal to the net after-tax proceeds of the LJR sale (less the LJR Dividend if the LJR Dividend has been declared prior to the Effective Time) to be used to fund Buyer and Merger Sub’s obligation to pay the Merger Consideration without restriction.

Section 6.19 Third-Party Consent. The Company will as promptly as reasonably practicable give any notices to third parties and will use commercially reasonable efforts to obtain any third party consents that are required under any Material Contracts in connection with the consummation of the Transactions.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party’s Obligation to Close. The obligation of the parties hereto to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 7.1. The parties hereto may mutually agree to waive any or all of these conditions.

(a) All Required Regulatory Approvals shall have been obtained, and any applicable waiting periods in connection therewith shall have expired or been terminated, without the imposition of any Burdensome Condition.

(b) There shall be no Applicable Law of any nature of any Authority that is in effect that prohibits the consummation of the Merger or the VAB Purchase.

(c) The Agreement shall have been approved and adopted by the Company Stockholders in accordance with the DGCL.

Section 7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) Subject to Section 7.2(c), (i)(A) the representations and warranties of the Company contained herein that are not qualified as to Company Material Adverse Effect or materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date; (B) those representations and warranties of the Company contained herein (other than Sections 4.8, 4.9 and 4.10) that are qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date); and (C) those representations and warranties of the Company contained in Sections 4.8, 4.9 and 4.10 shall be true and correct in all respects as of the date hereof and, after excluding any event, occurrence, fact, condition change or effect in each case arising or occurring after the date hereof and described in clauses (1)-(5) of the definition of “Company Material Adverse Effect,” true and correct in all respects as of the Closing Date (except for representations in such sections which are as of a particular date, which shall be true and correct as of such date); and (ii) the Company and each of the Company Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements (and in all respects, in the case of the agreement set forth in the last sentence of Section 6.18) and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) Buyer shall have received from the Company a certificate dated as of the Closing Date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in Section 7.2(a).

(c) As of the Closing Date, (i) no Applicable Authority shall have threatened any Action under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, and such threat is likely to be acted upon by such Applicable Authority, and (ii) there shall not be pending any Action by an Applicable Authority under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, which Action either is pending in the court of first impression or is on appeal; provided, however, that if such Applicable Authority shall have been unsuccessful in its Action in the court of first impression and shall have taken reasonable steps to obtain and shall have failed to obtain a temporary (and continuing) or permanent injunction or stay pending appeal with respect to the Merger or VAB Purchase, clause (ii) of this Section 7.2(c) shall be deemed to be satisfied with respect to such Action.

(d) The Company shall have consummated the LJR Sale in accordance with the terms of the LJR Sale Agreement and this Agreement.

Section 7.3 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Transactions shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 7.3. The Company may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) Subject to Section 7.2(c), the representations and warranties of Buyer contained herein that are not qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, and those other representations and warranties of Buyer that are qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), and Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section 7.3(a).

ARTICLE 8

TERMINATION; FEES AND EXPENSES

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by mutual written consent of the Company and Buyer by action of their respective Boards.

Section 8.2 Termination by Either Buyer or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Buyer or the Company if (a) the Merger shall not have been consummated by the Termination Date, whether such date is before or after the date of the adoption of this Agreement by the Company Stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the adoption by the Company Stockholders required by Section 7.1(c) shall not have been obtained at the Company Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

Section 8.3 Termination by the Company. Provided the Company is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by the Company (a) if there has been a material breach of any representations, warranties, covenants or agreements made by Buyer or Merger Sub in this Agreement, or any such representations and warranties shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Buyer or Merger Sub exercises reasonable best efforts to cure); (b) the Company Board shall have exercised its termination rights set forth in Section 6.11(c); or (c) 60 days following the date, if any, that the conditions in Section 7.1 (but only with respect to the Required Regulatory Approvals for the Merger) and Section 7.2 shall have been satisfied (other than those conditions to be satisfied at Closing, but subject to those conditions being satisfied as if the termination date was the Closing Date), unless prior to the end of such 60-day period, the condition in Section 7.1(a) with respect to the VAB Purchase shall have become satisfied.

Section 8.4 Termination by Buyer. Provided neither Buyer nor Merger Sub is in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholders referred to in Section 7.1(c), by action of Buyer (a) if the Company Board shall have withdrawn, qualified or modified its approval of this Agreement or effected a Change in the Company Board Recommendation in a manner adverse to Buyer, or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger) or shall have resolved to do any of the foregoing, or (b) if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Buyer of such breach or failure (or such longer period during which the Company exercises reasonable best efforts to cure, but in no event shall such longer period be later than 60 days).

Section 8.5 Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect, other than the provisions of this Section 8.5, Section 6.1(b), Section 8.6 and Article 9 without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, members, managers, employees, agents and representatives; provided, however, that nothing herein shall relieve a party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.6 Fees and Expenses.

(a) In the event that:

(i) (A) Buyer or the Company shall have terminated this Agreement pursuant to Section 8.2(b), (B) at or prior to the Company Stockholders Meeting, any Person (other than Buyer, Merger Sub or their respective Affiliates) shall have made public and not withdrawn an Acquisition Proposal (substituting 50% for the 25% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), and (C) within six months of termination of this Agreement, the Company enters into an agreement with respect to a Covered Proposal; or

(ii) Buyer shall have terminated this Agreement pursuant to Section 8.4(a); or

(iii) the Company shall have terminated this Agreement pursuant to Section 8.3(b),

then, in any such event, the Company shall pay to Buyer a termination fee in cash of $66.5 million (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the second Business Day after the date on which the Company enters into an agreement with respect to a Covered Proposal, and (y) in the case of clauses (ii) and (iii) above, on not later than the second Business Day after the date that this Agreement is terminated, in each case payable by wire transfer of same day funds.

(b) In the event of any termination of this Agreement as provided in this Article 8, Buyer shall forthwith return all documents and other materials received from the Company relating to the Transactions, whether so obtained before or after the execution hereof, to the Company, and all Information (as such term is used in the Confidentiality Agreement) received by Buyer or its representatives or agents shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

Section 9.2 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 9.2 shall be deemed effective service of process on such party.

Section 9.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.4 Successors and Assigns. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Buyer or one or more direct or indirect wholly-owned subsidiaries of Buyer (each, an “Assignee”); provided, however, that (1) no such assignment shall relieve Merger Sub of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.5 No Waiver. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto.

Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.6 Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or Affiliates with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party and VAB Acquisition Sub, with the same formality as the execution of this Agreement.

Section 9.7 Notices. All notices, requests and demands to or upon the respective parties hereto and, to the extent required, VAB Acquisition Sub, and all statements and accountings given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by confirmed facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto and VAB Acquisition Sub, and shall be deemed received when delivered to the designated address:

(a)	if to the Company, to:

Instinet Group Incorporated

3 Times Square

New York, NY 10036

Attention: Paul Merolla, Esq.

Facsimile: (646) 223-9017

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew J. Nussbaum, Esq.

Facsimile: (212) 403-2000

(b)	if to Buyer or Merger Sub, to:

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10016

Attention: Office of the General Counsel

Facsimile: (301) 978-8472

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Eric J. Friedman, Esq.

Facsimile: (212) 735-2000

(c)	if to VAB Acquisition Sub, to:

c/o Silver Lake Partners

2725 Sand Hill Road

Menlo Park, CA 94025

Attention: Alan Austin

Facsimile: (650) 233-8125

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attention: Othon A. Prounis, Esq.

Facsimile: (212) 841-5725

Section 9.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without reference to such State’s principles of conflict of laws.

Section 9.9 Publicity. Prior to Closing, each party hereto agrees to use reasonable efforts, and Buyer agrees to use reasonable best efforts to cause SLP and VAB Acquisition Sub, not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the Transactions, without the prior written consent, which shall not be unreasonably withheld, of the other party hereto and VAB Acquisition Sub; provided, however, that the parties hereto may, without the consent of the other, make any disclosures required to comply with Applicable Laws, except such consent shall be sought where practicable to do so. The parties agree that the initial press release to be issued with respect to the Transactions contemplated by this Agreement shall be in the form agreed to by the parties and VAB Acquisition Sub.

Section 9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement, (d) “days” means calendar days, (e) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this

Agreement, unless otherwise indicated therein, (f) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Agreement to specific laws (such as the Code, HSR Act and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder, and (h) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 9.11 Expenses. Except as specifically provided in Section 8.6, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with SEC filings relating to the Transactions and printing and mailing costs related thereto, all of which shall be shared equally by Buyer and the Company.

Section 9.12 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto (and, with respect to Sections 3.1(d), 3.4, 6.1, 6.2, 6.3, 6.4, 6.5, 6.9, 6.10, 6.11, 6.12, 6.13, 6.15, 9.6, 9.7, 9.9, this Section 9.12 and Section 9.15, VAB Acquisition Sub) and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties hereto and VAB Acquisition Sub; provided, however, that, upon termination of the VAB Transaction Agreement, VAB Acquisition Sub shall no longer have any third party beneficiary rights under this Agreement, and all rights of VAB Acquisition Sub hereunder shall inure solely to the benefit of Buyer.

Section 9.13 Severability. If any provision of this Agreement is held or deemed to be or is, in fact, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable.

Section 9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.15 Specific Performance. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party and, with respect to the Sections of this Agreement specified in Section 9.12, VAB Acquisition Sub (subject to the proviso in Section 9.12), shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INSTINET GROUP INCORPORATED

By:	/s/ Paul Merolla
Name:	Paul Merolla
Title:	Executive Vice President in General

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Adena Friedman
Name:	Adena Friedman
Title:	Executive Vice President

NORWAY ACQUISITION CORP.

By:	/s/ David Warren
Name:	David Warren
Title:	Chief Financial Officer